UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 24, 2010

CSG SYSTEMS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27512	47-0783182
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9555 Maroon Circle, Englewood, CO	80112
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 200-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Rule 2.5 Announcement. On September 24, 2010, CSG Systems International, Inc. (CSG) issued an announcement pursuant to Rule 2.5 of the U.K. City Code on Takeovers and Mergers. This announcement disclosed our firm intention to make an offer to acquire all of the issued and to be issued shares of U.K.-based Intec Telecom Systems PLC (“Intec”) in an all-cash transaction of 72 pence per Intec share. The acquisition is intended to be implemented by way of a court-sanctioned scheme of arrangement (the “Scheme”) under Part 26 of the U.K. Companies Act 2006 (the “Companies Act”). The directors of Intec intend to recommend unanimously that Intec Shareholders vote in favor of the Scheme and the resolutions to be proposed at the Intec shareholder meetings to approve the Scheme. CSG currently expects the Scheme to close before the end of 2010.

The Scheme offer values the entire issued and to be issued share capital of Intec at approximately £237 million, or approximately US$372 million based upon the average exchange rate of 1.57 between the two currencies. The acquisition payment will be made in pounds sterling.

The total amount related to the above mentioned acquisition payment and transaction-related costs is currently estimated to be approximately US$400 million. This amount may vary depending upon the final exchange rate at which CSG purchases the necessary pounds sterling to cover the acquisition payment, and the final amount of the transaction-related costs. CSG has entered into a pound sterling call/U.S. dollar put at a strike price of 1.62 in conjunction with this transaction to limit its exposure to adverse movements in the exchange rate between the two currencies leading up to the expected closing date. CSG’s current intention is to fund this estimated US$400 million through the use of no less than US$130 million of its existing cash, with the remainder to be funded with proceeds from a new credit facility (discussed under Item 2.03 below).

Implementation Agreement. Also, on September 24, 2010, CSG and Intec entered an agreement for the implementation of the acquisition of Intec by way of a Scheme (the “Implementation Agreement”). Although CSG intends the acquisition will be implemented by way of the Scheme, CSG reserved the right in the Implementation Agreement to implement the acquisition by means of a takeover offer (within the meaning of Section 974 of the Companies Act). The Implementation Agreement sets out certain obligations and commitments of CSG and Intec in relation to the acquisition and its implementation, as well as certain matters relating to the conduct of the business of Intec pending the effective date of the acquisition and certain deal protection measures for the benefit of CSG, including a break fee of approximately £2.3 million (which is the maximum permitted under U.K. law) which would be payable by Intec to CSG upon the occurrence of certain events.

The above is a summary of the Implementation Agreement which will be filed with our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010.

Credit Agreement. The information described below under “Item 2.03”, Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant, is hereby incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.

In conjunction with the Scheme, on September 24, 2010, CSG entered into a US$300 million credit agreement (the “Credit Agreement”) with UBS Loan Finance LLC and Royal Bank of Canada, as initial lenders, UBS Securities LLC and RBC Capital Markets, as joint lead arrangers and joint bookmanagers, RBC Capital Markets, as syndication agent, UBS Securities LLC, as documentation agent, UBS AG, Stamford Branch, as issuing bank, administrative agent, and UBS Loan Finance LLC, as swingline lender. In addition, on September 24, 2010, CSG entered into a security agreement in favor of UBS AG, Stamford Branch as collateral agent (the “Security Agreement”).

The Credit Agreement provides for borrowings by us in the form of (i) a US$200 million aggregate principal six-year term loan, and (ii) a US$100 million aggregate principal five-year revolving loan facility. The interest rates for borrowings under the Credit Agreement are based on CSG’s then-current leverage ratio, are chosen at our option and will be based on: (i) an alternate base rate plus an applicable margin in effect from time to time, or (ii) an adjusted LIBOR rate plus an applicable margin in effect from time to time. A commitment fee will be paid on the average daily unused amount of the revolving loan facility, with the annual commitment fee rate ranging from 50 – 75 basis points, based upon CSG’s then-current leverage ratio.

CSG will make mandatory quarterly amortization payments on the term loan equal to 0.25% of its original principal amount, with the principal balance due at the maturity date in six years. Under certain circumstances, mandatory prepayments are required (e.g., as a result of defined excess cash flow, asset sale or casualty proceeds, or proceeds of debt issuances). CSG has the right to voluntarily prepay any of the borrowings under the Credit Agreement without penalty.

The Credit Agreement contains customary affirmative covenants such as: (i) filing of quarterly and annual reports and (ii) maintenance of credit ratings. In addition, the Credit Agreement has customary negative covenants that places limits on CSG’s ability to: (i) incur additional indebtedness; (ii) create liens on its property; (iii) make investments; (iv) enter into mergers and consolidations; (v) sell assets; (vi) declare dividends or repurchase shares; (vii) engage in certain transactions with affiliates; (viii) prepay certain indebtedness, including CSG’s 2010 Convertible Notes; and (ix) issue capital stock of subsidiaries. CSG must also meet certain financial covenants to include: (i) a maximum total leverage ratio; (ii) a maximum secured leverage ratio; (iii) a minimum interest coverage ratio; and (iv) a limitation on capital expenditures.

The joint lead arrangers of the Credit Agreement have the right to change certain terms of the Credit Agreement within stated limitations to ensure a successful syndication of the Credit Agreement.

Under the Security Agreement and Credit Agreement, all of CSG’s domestic subsidiaries have guaranteed CSG’s obligations, and CSG and such subsidiaries have pledged substantially all of their assets to secure their obligations under the Credit Agreement and such guarantees.

CSG expects to use the proceeds of the Credit Agreement, along with available corporate funds, to (i) fund the acquisition, (ii) pay transaction-related costs, and (iii) provide financing for general corporate purposes.

Under the U.K. City Code on Takeovers and Mergers, no financing condition to the acquisition is permitted. As required by the City Code, CSG has executed a cash confirmation letter to its financial advisor in which it has given various representations, warranties and undertakings in relation to the sources and availability of the funding. In conjunction with executing that letter, on September 24, 2010, CSG segregated US$130 million of cash in a separate bank account, where the cash is not accessible to CSG for operating cash needs, as its use has been administratively restricted for use in the closing of the acquisition. CSG does not anticipate any liquidity issues as a result of segregating the cash into this account.

The above is a summary of the Credit Agreement which will be filed with our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010.

Item 7.01 Regulation FD Disclosure.

On September 24, 2010, CSG issued an announcement of the transaction described in Item 1.01 above. A copy of the announcement is attached as Exhibit 99.1 and is incorporated by reference into this Item 7.01.

A conference call will be held by CSG to discuss the proposed transaction on Friday, September 24th at 10:00 a.m. ET. You can access the conference call on CSG’s website at www.csgsystems.com.

Pursuant to General Instruction B.2 to Form 8-K, the information in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section.

FORWARD-LOOKING STATEMENTS

This Form 8-K (including information incorporated by reference in this Form 8-K), contains forward-looking statements as defined under the Securities Act of 1933, as amended, that are based on assumptions about a number of important factors and involve risks and uncertainties that could cause actual results to differ materially from what appears in this Form 8-K. Some of these key factors include, but are not limited to the following items:

•	CSG derives approximately two-thirds of its revenues from four clients;

•	CSG’s ability to maintain a reliable, secure computing environment, as well as risks inherent to transitioning data centers;

•	continued market acceptance of CSG’s products and services;

•	CSG’s ability to continuously develop and enhance products in a timely, cost-effective, technically advanced and competitive manner;

•	CSG’s ability to convert clients to its solutions in a timely and effective manner;

•	CSG’s dependency on the North American communications industry;

•	increasing competition in CSG’s market from companies of greater size and with broader presence in the communications sector;

•	CSG’s ability to successfully integrate and manage acquired businesses or assets to achieve expected strategic, operating and financial goals;

•	CSG’s continued ability to protect its intellectual property rights; and

•	fluctuations in credit market conditions and foreign currency exchange rates.

This list is not exhaustive and readers are encouraged to review the additional risks and important factors described in CSG’s reports on Forms 10-K and 10-Q and other filings made with the SEC. In addition, the announcement pursuant to Rule 2.5 of the U.K. City Code on Takeovers and Mergers of CSG Systems International, Inc. attached as Exhibit 99.01 contains forward-looking statements that are relevant to that announcement.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1	Announcement pursuant to Rule 2.5 of the U.K. City Code on Takeovers and Mergers of CSG Systems International, Inc. dated September 24, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 24, 2010

CSG SYSTEMS INTERNATIONAL, INC.

By:	/s/ Randy R. Wiese
Randy R. Wiese,
Chief Financial Officer and Principal Accounting Officer

CSG Systems International, Inc.

Form 8-K

Exhibit Index

99.1	Announcement pursuant to Rule 2.5 of the U.K. City Code on Takeovers and Mergers of CSG Systems International, Inc. dated September 24, 2010